UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2020 (March 5, 2020)

BRISTOL-MYERS SQUIBB COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-01136	22-0790350
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

430 E. 29th Street, 14th Floor
New York, New York, 10016
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	BMY	New York Stock Exchange
1.000% Notes due 2025	BMY25	New York Stock Exchange
1.750% Notes due 2035	BMY35	New York Stock Exchange
Bristol-Myers Squibb Contingent Value Rights	BMY RT	New York Stock Exchange
Celgene Contingent Value Rights	CELG RT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously announced, on November 20, 2019 Bristol-Myers Squibb Company (the “Company”) acquired Celgene Corporation (“Celgene”) when it consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of January 2, 2019 (“Merger Agreement”), among the Company, Burgundy Merger Sub, Inc., a wholly owned subsidiary of the Company, and Celgene. In connection with the consummation of the transactions contemplated by the Merger Agreement, the Company assumed the contingent value rights related to Celgene’s Abraxane® and Abraxis pipeline products granted by Celgene to certain holders thereof pursuant to that certain Contingent Value Rights Agreement, dated as of October 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “CVR Agreement”), between Equiniti Trust Company (the “Trustee,” as successor to American Stock Transfer & Trust Company, LLC) and the Company (as successor in interest to Celgene).

On March 5, 2020, the Company notified the Trustee that in accordance with Section 3.1 of the CVR Agreement, the Net Sales Payment (as defined under the CVR Agreement) in the amount of $6,399,550 will be paid to the Trustee on or before March 20, 2020.

On March 20, 2020, the Trustee will pay to the holders of the contingent value rights issued under the CVR Agreement of record as of March 19, 2020 a pro rata portion of the Net Sales Payment, which equates to approximately $0.1479 per contingent value right.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: March 9, 2020	By:	/s/ Katherine R. Kelly
	Name:	Katherine R. Kelly
	Title:	Corporate Secretary